Exhibit 99.1

   Anadarko Announces Fourth-Quarter and 2003 Financial and Operating Results

    HOUSTON--(BUSINESS WIRE)--Jan. 30, 2004--Anadarko Petroleum
Corporation (NYSE:APC)

    --  RECORD EARNINGS OF $1.3 BILLION FOR 2003

    --  EXCELLENT F&D COSTS OF $6.95 PER BOE

    --  RESERVE REPLACEMENT RATE OF NEARLY 200%

    --  RESERVE GROWTH OF 8%

    Anadarko Petroleum Corporation (NYSE:APC) today announced fourth-quarter and full-year 2003 financial results, as well as operating results from oil and natural gas activities worldwide.
    "Anadarko had a good year," said Jim Hackett, Anadarko president and CEO. "We intensified our focus on the basics of finding high-value oil and natural gas reserves and we accomplished that with excellent finding and development costs of $6.95 per BOE. Plus, we achieved record earnings and more than replaced annual production with new reserves for the 22nd consecutive year."

    FOURTH QUARTER 2003 FINANCIAL RESULTS

    For the fourth quarter of 2003, Anadarko reported net income available to common shareholders of $294 million, or $1.17 per share (diluted), on revenues of $1.28 billion. Earnings for the fourth quarter of 2002 were $309 million, or $1.21 per share (diluted), on revenues of $1.12 billion.
    Cash flow from operating activities totaled $744 million in the fourth quarter, compared with $691 million for the fourth quarter 2002. Cash flow from operations before changes in assets and liabilities for the fourth quarter of 2003 totaled $728 million, compared with $713 million for the fourth quarter in 2002.(1)
    Sales volumes for the fourth quarter totaled 49 million barrels of oil equivalent (BOE), flat compared to the same quarter of 2002.

    FULL YEAR 2003 FINANCIAL RESULTS

    Anadarko reported full-year 2003 net income available to common shareholders of $1.29 billion, or $5.09 per share (diluted), on revenues of $5.12 billion. This compares to 2002 net income of $825 million, or $3.21 per share (diluted), on revenues of $3.85 billion.
    Cash flow from operating activities totaled $3.04 billion in 2003, up 39 percent from $2.20 billion in 2002. Cash flow from 2003 operations before changes in assets and liabilities totaled $3.16 billion, compared with $2.21 billion in 2002.(1)
    "Anadarko delivered on its promise to maintain capital discipline throughout 2003," Hackett added. "We committed to pay down $300 million in debt and actually reduced debt by over $400 million last year. At the same time, we increased reserves by 8 percent at a very competitive cost, translating directly into increased value for shareholders."
    Sales volumes of natural gas, crude oil and natural gas liquids for 2003 totaled 192 million BOE, meeting the company's guidance. Volumes for 2002 were 197 million BOE, which included seven million BOE related to properties that were sold in 2002.

    FINDING & DEVELOPMENT COSTS

    Anadarko's 2003 total worldwide finding and development costs (F&D) for proved reserves averaged $6.95 per BOE, reflecting costs of additions from drilling, property acquisitions and the effect of reserve revisions.(2)
    "Anadarko delivered excellent finding costs -- particularly in the U.S.," Hackett said. "Our land position and exploitation expertise delivered F&D costs in the onshore Lower 48 of just $4.37 per BOE in 2003."

    RESERVE REPLACEMENT

    Anadarko's worldwide reserve replacement rate from all sources was nearly 200 percent of annual production, with 377 million BOE of net reserves added. This is the 22nd consecutive year that Anadarko has more than replaced annual production with new proved reserves. The net reserve adds include the effect of changes from all sources -- drilling, producing property acquisitions and divestitures, and revisions to earlier estimates.
    "I am confident about Anadarko's proved reserve numbers," stated Hackett. "Every year, we review every well on every property in every field, and we believe our internal reviews of those reserves are solid. As an added measure of discipline, early in 2003 we hired an outside reserve engineering consultant -- Netherland, Sewell & Associates, Inc. -- to serve as a member of our internal reserve review team. We charged them with reviewing the processes, procedures and resulting estimates of our 2003 bookings. As a result, they reviewed 70 percent of our 2003 reserve additions and approximately 50 percent of existing proved reserves. We have received their letter of confidence in both our process and the reasonableness of our numbers."
    The Netherland, Sewell & Associates, Inc. letter of confidence is provided as an attachment to this document.

    PROVED RESERVES

    Anadarko increased proved reserves worldwide by 8 percent to 2.5 billion BOE at year-end 2003 from 2.3 billion BOE at year-end 2002.
    In 2003, the company also cost-effectively converted a significant number of proved undeveloped reserves into proved developed reserves, which increased proved developed reserves from 67 percent to 69 percent of total worldwide reserves.
    "Proved undeveloped reserves, or PUDs, represent the future of a growing company. So we continue to pay close attention to booked PUD reserves. We know the length of time each PUD remains on our books as undeveloped and have an action plan for developing all of them," Hackett explained.
    Domestic reserves rose 12 percent to 1.7 billion BOE, representing 68 percent of the company's worldwide reserves. The primary growth areas are the Gulf of Mexico, North Louisiana Vernon field, the Carthage and Austin Chalk fields in Texas, and the Wyoming Salt Creek enhanced oil recovery project.
    Canadian proved reserves increased 9 percent, totaling 314 million BOE, representing over 12 percent of total worldwide reserves.
    Anadarko's proved reserves remain nearly balanced between natural gas (51 percent) and crude oil, condensate and liquids (49 percent). Proved reserves of oil and liquids totaled 1.2 billion barrels at year-end 2003, representing an 8 percent increase from the previous year. Proved natural gas reserves at year-end 2003 totaled 7.7 trillion cubic feet, also up 8 percent from the previous year. Ninety-eight percent of the company's proved natural gas reserves are located in the U.S. and Canada.
    Acquisitions of producing properties primarily in the Gulf of Mexico and Wyoming added 54 million BOE of reserves in 2003. Divestitures of non-core properties in the U.S. and Canada totaled 14 million BOE of reserves.

    FOURTH QUARTER 2003 OPERATING HIGHLIGHTS

    -- During the fourth quarter, Anadarko Canada achieved the highest natural gas production levels in its history. Among the factors contributing to this record is the completion of a major expansion of the Wild River gas plant (APC 100%) that lifted gas capacity to a total of 79 million cubic feet per day (MMcf/d), which is already being utilized. An additional 4 MMcf/d of capacity is expected to be added in the first quarter of 2004. Development drilling success continues to drive plant capacity planning for the future.

    -- The company drilled its first well on the Gulf of Mexico properties acquired from Amerada Hess in June 2003. The South Timbalier 166 E-4 well encountered 203 feet of net pay. Anadarko holds a 60 percent working interest in the well.

    -- Anadarko made a deepwater oil discovery in the Gulf of Mexico at Green Canyon Block 518. The well, just north of Anadarko's K2 discovery, significantly extends the boundaries of the K2 field northward. Production will be fast tracked through a sub-sea tieback to the Marco Polo platform, which was successfully installed in January.

    -- Anadarko and its partners made a deepwater natural gas discovery at the Spiderman prospect in the Eastern Gulf of Mexico. Spiderman is Anadarko's third Eastern Gulf discovery during 2003, and was followed by a modest satellite discovery this month, Atlas Northwest.

    -- In the Vernon field in North Louisiana, natural gas production averaged 195 MMcf/d in the fourth quarter, up from about 117 MMcf/d in the first quarter of 2003.

    -- Anadarko completed construction of a 16-inch, 125-mile pipeline that recently began transporting carbon dioxide (CO2) across Wyoming to the Salt Creek oil field north of Casper. This enhanced oil recovery project is expected to increase net production from 5,000 barrels per day to a peak rate of 32,000 barrels per day over the next several years.

    FINANCIAL & SUPPLEMENTAL DATA ENCLOSED IN THIS REPORT

    --  Reconciliation of GAAP to Non-GAAP Measures

    --  Summary Financial Information

    --  Volumes and Prices

    --  Oil and Gas Reserves

    --  Cost Incurred in Oil and Gas Producing Properties

    --  Reserve letter of confidence from Netherland, Sewell &
        Associates, Inc.

    EARNINGS CONFERENCE CALL TODAY, JAN. 30, AT 9:30 A.M. CST (10:30
A.M. EST)

    Anadarko will host a conference call today, Jan. 30, at 9:30 a.m. Central Standard Time (10:30 a.m. Eastern Standard Time) to discuss fourth-quarter and full-year 2003 results and the company's outlook for 2004. To actively participate and ask questions during the conference call, dial 913-981-4910 and use confirmation number 338273.
    Those who wish to listen to the live audio webcast and view the presentation material may do so via the Internet at www.anadarko.com.
    For complete instructions on how to participate or to access the replay after the call, visit our Web site at www.anadarko.com.

    ANADARKO OPERATIONS REPORT

    A comprehensive fourth-quarter 2003 operations report will be posted today on the company's Web site: www.anadarko.com.

    Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies.
Houston-based Anadarko is active in the U.S., Canada, Algeria and Qatar and is executing strategic exploration programs in several other countries. More information is available at www.anadarko.com.

    (1) See accompanying table for a reconciliation of GAAP to non-GAAP financial measures utilized in calculating cash flow from operations before changes in assets and liabilities and statements indicating why management believes the non-GAAP measure of cash flow is useful information for investors.

    (2) F&D costs per BOE exclude the effect of asset retirement costs and include actual asset retirement expenditures which is consistent with prior years' method of calculation.

    This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. Anadarko discloses proved reserves that comply with the Securities and Exchange Commission's
(SEC) definitions. Additionally, Anadarko may disclose estimated reserves, which the SEC guidelines do not allow us to include in filings with the SEC. See Additional Factors Affecting Business in the Management's Discussion and Analysis included in the company's 2002 Annual Report on Form 10-K.



                    Anadarko Petroleum Corporation
              Reconciliation of GAAP to Non-GAAP Measures

Below is a reconciliation of cash provided by operating activities
(GAAP) to cash flow from operations before changes in assets and liabilities (non-GAAP) as required under Regulation G of the Securities Exchange Act of 1934.

The company uses cash flow from operations before changes in assets and liabilities to demonstrate the company's ability to internally fund capital expenditures and to service or incur additional debt. It is useful in comparisons of oil and gas exploration and production companies because it excludes fluctuations in assets and liabilities.

                                 Quarter Ended         Year Ended
                                  December 31          December 31
                              -------------------- -------------------
millions                        2003       2002      2003      2002
----------------------------------------------------------------------
Cash Flow
----------------------------------------------------------------------
Net cash provided by operating
 activities                        $744      $691    $3,043    $2,196
Add back:
  Change in accounts receivable     (17)      240       (46)      103
  Change in accounts payable
   and accrued expenses             (24)     (228)       68      (181)
  Change in other items - net        25        10        99        94
----------------------------------------------------------------------
Cash flow from operations
 before changes in assets and
 liabilities                       $728      $713    $3,164    $2,212
----------------------------------------------------------------------


                    Anadarko Petroleum Corporation

                                       Quarter Ended     Year Ended
Summary Financial Information (a)       December 31     December 31
                                       -------------- ----------------
$ and shares in millions               2003    2002    2003     2002
----------------------------------------------------------------------
Revenues
----------------------------------------------------------------------
Gas sales                               $686    $538  $2,851   $1,828
Oil and condensate sales                 450     485   1,787    1,682
Natural gas liquids sales                110      66     365      222
Other sales                               32      26     119      113
----------------------------------------------------------------------
Total                                  1,278   1,115   5,122    3,845
----------------------------------------------------------------------
Costs and Expenses
----------------------------------------------------------------------
Operating expenses                       241     192     828      747
Administrative and general               103      87     352      314
Depreciation, depletion and
 amortization                            343     292   1,297    1,121
Other taxes                               78      46     294      214
Impairments related to oil and gas
 properties                               11       6     103       39
Restructuring costs                        7       -      40        -
----------------------------------------------------------------------
Total                                    783     623   2,914    2,435
----------------------------------------------------------------------
Operating Income                         495     492   2,208    1,410
----------------------------------------------------------------------
Other (Income) Expense
----------------------------------------------------------------------
Interest expense                          66      57     253      203
Other (income) expense                     6       2     (19)       -
----------------------------------------------------------------------
Total                                     72      59     234      203
----------------------------------------------------------------------
Income Before Income Taxes               423     433   1,974    1,207
----------------------------------------------------------------------
Income Tax Expense                       128     122     729      376
----------------------------------------------------------------------
Net Income Before Cumulative Effect of
 Change in Accounting Principle         $295    $311  $1,245     $831
----------------------------------------------------------------------
Preferred Stock Dividends                  1       2       5        6
----------------------------------------------------------------------
Net Income Available to Common
 Stockholders Before Cumulative Effect
 of Change in Accounting Principle      $294    $309  $1,240     $825
----------------------------------------------------------------------
Cumulative Effect of Change in
 Accounting Principle                      -       -      47        -
----------------------------------------------------------------------
Net Income Available to Common
 Stockholders                           $294    $309  $1,287     $825
----------------------------------------------------------------------
Per Common Share
----------------------------------------------------------------------
Net income - before change in
 accounting principle - basic          $1.18   $1.25   $4.97    $3.32
Net income - before change in
 accounting principle - diluted        $1.17   $1.21   $4.91    $3.21
Change in accounting principle - basic    $-      $-   $0.19       $-
Change in accounting principle -
 diluted                                  $-      $-   $0.18       $-
Net income - basic                     $1.18   $1.25   $5.16    $3.32
Net income - diluted                   $1.17   $1.21   $5.09    $3.21
----------------------------------------------------------------------
Average Number of Common Shares
 Outstanding - Basic                     250     249     250      248
----------------------------------------------------------------------
Average Number of Common Shares
 Outstanding - Diluted                   252     258     253      260
----------------------------------------------------------------------

(a) Unrealized gains and losses on derivative instruments that did not meet the conditions to qualify for hedge accounting have been reclassified to conform to the current presentation. The effect on prior periods is insignificant.


                    Anadarko Petroleum Corporation

                                    Quarter Ended      Year Ended
Summary Financial Information (a)    December 31       December 31
                                   ---------------- -----------------
$ in millions                        2003    2002     2003     2002
---------------------------------------------------------------------
Cash Flow
---------------------------------------------------------------------
Net income before cumulative effect
 of change in accounting principle    $295    $311   $1,245     $831
Depreciation, depletion and
 amortization                          343     292    1,297    1,121
Interest expense - zero coupon
 debentures                              -       3        4       13
Deferred income taxes                   86      98      505      214
Impairments related to oil and gas
 properties                             11       6      103       39
Other non-cash items                    (7)      3       10       (6)
---------------------------------------------------------------------
Cash Flow from Operations              728     713    3,164    2,212
---------------------------------------------------------------------
(Increase) decrease in accounts
 receivable                             17    (240)      46     (103)
Increase (decrease) in accounts
 payable and accrued expenses           24     228      (68)     181
Other items - net                      (25)    (10)     (99)     (94)
---------------------------------------------------------------------
Net Cash Provided by Operating
 Activities                           $744    $691   $3,043   $2,196
---------------------------------------------------------------------


---------------------------------------------------------------------
Capital Expenditures
---------------------------------------------------------------------
Capital spending                      $555    $476   $2,484   $2,037
Capitalized interest                    27      34      121      155
Capitalized overhead                    45      48      187      196
---------------------------------------------------------------------
Total                                 $627    $558   $2,792   $2,388
---------------------------------------------------------------------

                                                    December December
                                                       31,      31,
                                                      2003     2002
---------------------------------------------------------------------
Condensed Balance Sheet
---------------------------------------------------------------------
Current assets                                       $1,324   $1,280
Net properties and equipment                         17,396   15,098
Other assets                                            437      436
Goodwill                                              1,389    1,434
---------------------------------------------------------------------
Total Assets                                        $20,546  $18,248
---------------------------------------------------------------------
Current liabilities                                  $1,715   $1,861
Long-term debt                                        5,058    5,171
Other long-term liabilities                           5,174    4,244
Stockholders' equity                                  8,599    6,972
---------------------------------------------------------------------
Total Liabilities and
 Stockholders' Equity                               $20,546  $18,248
---------------------------------------------------------------------
Capitalization
---------------------------------------------------------------------
Total debt                                           $5,058   $5,471
Stockholders' equity                                  8,599    6,972
---------------------------------------------------------------------
Total                                               $13,657  $12,443
---------------------------------------------------------------------
Capitalization Ratios
---------------------------------------------------------------------
Total debt                                               37%      44%
Stockholders' equity                                     63%      56%
---------------------------------------------------------------------

(a) Unrealized gains and losses on derivative instruments that did not meet the conditions to qualify for hedge accounting have been reclassified to conform to the current presentation. The effect on prior periods is insignificant.


                    Anadarko Petroleum Corporation

                                        Quarter Ended    Year Ended
Volumes and Prices (a)                   December 31     December 31
                                       --------------- ---------------
                                         2003    2002    2003    2002
----------------------------------------------------------------------
Natural Gas
----------------------------------------------------------------------
United States
----------------------------------------------------------------------
Volumes, billion cubic feet               125     119     503     507
Average daily volumes, million cubic
 feet per day                           1,365   1,295   1,379   1,390
Price per thousand cubic feet           $4.19   $3.46   $4.36   $2.83
----------------------------------------------------------------------
Canada
---------------------------------------------- ------- ------- -------
Volumes, billion cubic feet                37      36     140     135
Average daily volumes, million cubic
 feet per day                             397     387     383     370
Price per thousand cubic feet           $4.37   $3.53   $4.71   $2.91
----------------------------------------------------------------------
Total
----------------------------------------------------------------------
Volumes, billion cubic feet               162     155     643     642
Average daily volumes, million cubic
 feet per day                           1,762   1,682   1,762   1,760
Price per thousand cubic feet           $4.23   $3.48   $4.43   $2.85
----------------------------------------------------------------------
Crude Oil and Condensate
----------------------------------------------------------------------
United States
----------------------------------------------------------------------
Volumes, million barrels                    8       8      34      31
Average daily volumes, thousand
 barrels per day                           89      84      93      85
Price per barrel                       $25.28  $24.79  $26.16  $22.90
----------------------------------------------------------------------
Canada
----------------------------------------------------------------------
Volumes, million barrels                    1       2       6      12
Average daily volumes, thousand
 barrels per day                           16      19      17      33
Price per barrel                       $26.59  $22.20  $27.33  $19.09
----------------------------------------------------------------------
Algeria
----------------------------------------------------------------------
Volumes, million barrels                    5       8      19      24
Average daily volumes, thousand
 barrels per day                           52      87      52      65
Price per barrel                       $29.53  $25.99  $28.43  $24.38
----------------------------------------------------------------------
Other International
----------------------------------------------------------------------
Volumes, million barrels                    3       2       8       8
Average daily volumes, thousand
 barrels per day                           29      24      22      22
Price per barrel                       $23.58  $21.50  $23.15  $19.92
----------------------------------------------------------------------
Total
----------------------------------------------------------------------
Volumes, million barrels                   17      20      67      75
Average daily volumes, thousand
 barrels per day                          186     214     184     205
Price per barrel                       $26.31  $24.69  $26.55  $22.44
----------------------------------------------------------------------
Natural Gas Liquids
----------------------------------------------------------------------
Total
----------------------------------------------------------------------
Volumes, million barrels                    5       4      17      15
Average daily volumes, thousand
 barrels per day                           56      41      47      41
Price per barrel                       $21.36  $17.47  $21.18  $14.80
----------------------------------------------------------------------
Total Barrels of Oil Equivalent (BOE)
----------------------------------------------------------------------
Volumes, million BOE                       49      49     192     197
Average daily volumes, thousand BOE
 per day                                  535     535     525     539
----------------------------------------------------------------------

(a) Unrealized gains and losses on derivative instruments that did not meet the conditions to qualify for hedge accounting have been reclassified to conform to the current presentation. The effect on prior periods is insignificant.


                    Anadarko Petroleum Corporation
                         Oil and Gas Reserves

                                                          Other
                                     U.S.  Canada Algeria Int'l Total
 ---------------------------------------------------------------------
 Total (MMBOE)
 ---------------------------------------------------------------------
 Proved Reserves
 ---------------------------------------------------------------------
 December 31, 2002                  1,526    288     372   142  2,328
 Revisions of prior estimates         (12)    11       3     -      2
 Extensions, discoveries and other
  additions                           219     41       5     -    265
 Improved recovery                     68      2       -     -     70
 Purchases in place                    46      8       -     -     54
 Sales in place                        (8)    (6)      -     -    (14)
 Production                          (135)   (30)    (19)   (8)  (192)
 ---------------------------------------------------------------------
 December 31, 2003                  1,704    314     361   134  2,513
 ---------------------------------------------------------------------
 Proved Developed Reserves
 ---------------------------------------------------------------------
 December 31, 2002                  1,093    212     191    72  1,568
 December 31, 2003                  1,238    242     182    65  1,727
 ---------------------------------------------------------------------
 Natural Gas (Bcf)
 ---------------------------------------------------------------------
 Proved Reserves
 ---------------------------------------------------------------------
 December 31, 2002                  5,693  1,343       -   144  7,180
 Revisions of prior estimates        (172)    57       -     -   (115)
 Extensions, discoveries and other
  additions                           982    221       -     -  1,203
 Improved recovery                     (7)     2       -     -     (5)
 Purchases in place                   115     48       -     -    163
 Sales in place                       (21)   (38)      -     -    (59)
 Production                          (503)  (140)      -     -   (643)
 ---------------------------------------------------------------------
 December 31, 2003                  6,087  1,493       -   144  7,724
 ---------------------------------------------------------------------
 Proved Developed Reserves
 ---------------------------------------------------------------------
 December 31, 2002                  4,299    995       -     -  5,294
 December 31, 2003                  4,725  1,164       -     -  5,889
 ---------------------------------------------------------------------
 Oil, Condensate and NGLs (MMBbls)
 ---------------------------------------------------------------------
 Proved Reserves
 ---------------------------------------------------------------------
 December 31, 2002                    578     64     372   117  1,131
 Revisions of prior estimates          16      2       3     -     21
 Extensions, discoveries and other
  additions                            55      4       5     -     64
 Improved recovery                     70      2       -     -     72
 Purchases in place                    27      -       -     -     27
 Sales in place                        (4)     -       -     -     (4)
 Production                           (51)    (7)    (19)   (8)   (85)
 ---------------------------------------------------------------------
 December 31, 2003                    691     65     361   109  1,226
 ---------------------------------------------------------------------
 Proved Developed Reserves
 ---------------------------------------------------------------------
 December 31, 2002                    377     46     191    72    686
 December 31, 2003                    451     48     182    65    746
 ---------------------------------------------------------------------


                    Anadarko Petroleum Corporation
          Costs Incurred in Oil and Gas Producing Activities

millions                                                       2003
----------------------------------------------------------------------
United States - Capitalized
  Property acquisition
    Exploration                                                  $100
    Development                                                   203
  Exploration                                                     454
  Development                                                   1,251
----------------------------------------------------------------------
Total United States - Finding and Development Costs             2,008
----------------------------------------------------------------------
  Plus: Asset retirement costs                                    164
  Less: Actual retirement expenditures                            (15)
----------------------------------------------------------------------
Total United States - Costs Incurred                            2,157
----------------------------------------------------------------------
Canada - Capitalized
  Property acquisition
    Exploration                                                    24
  Exploration                                                     176
  Development                                                     297
----------------------------------------------------------------------
Total Canada - Finding and Development Costs                      497
----------------------------------------------------------------------
  Plus: Asset retirement costs                                     15
  Less: Actual retirement expenditures                             (5)
----------------------------------------------------------------------
Total Canada - Costs Incurred                                     507
----------------------------------------------------------------------
Algeria - Capitalized
  Exploration                                                      17
  Development                                                      61
----------------------------------------------------------------------
Total Algeria - Finding and Development Costs                      78
----------------------------------------------------------------------
  Plus: Asset retirement costs                                      1
  Less: Actual retirement expenditures                              -
----------------------------------------------------------------------
Total Algeria - Costs Incurred                                     79
----------------------------------------------------------------------
Other International - Capitalized
  Exploration                                                      66
  Development                                                      70
----------------------------------------------------------------------
Total Other International - Finding and Development
 Costs                                                            136
----------------------------------------------------------------------
  Plus: Asset retirement costs                                      7
  Less: Actual retirement expenditures                              -
----------------------------------------------------------------------
Total Other International - Costs Incurred                        143
----------------------------------------------------------------------
Total - Capitalized
Property acquisition
    Exploration                                                   124
    Development                                                   203
Exploration                                                       713
Development                                                     1,679
----------------------------------------------------------------------
Total - Finding and Development Costs                           2,719
----------------------------------------------------------------------
  Plus: Asset retirement costs                                    187
  Less: Actual retirement expenditures                            (20)
----------------------------------------------------------------------
Total  - Costs Incurred                                        $2,886
----------------------------------------------------------------------

The 2003 total costs incurred include asset retirement costs and exclude actual retirement expenditures in accordance with the Financial Accounting Standards Board staff memorandum issued January 21, 2004. The 2003 total costs incurred exclude the initial asset retirement costs as of January 1, 2003. Finding and development costs are consistent with prior years' costs incurred.



    NSAI
    Netherland, Sewell & Associates, Inc.
    Worldwide Petroleum Consultants
    4500 Thanksgiving Tower - 1601 Elm Street, Dallas, TX 75201-4754 1221 Lamar Street, Suite 1200, Houston, TX 77010-3072

    January 21, 2004

    Mr. Randall L. Couch
    Anadarko Petroleum Corporation
    1201 Lake Robbins Drive
    The Woodlands, Texas 77380

    Dear Mr. Couch:

    In accordance with your request, we have completed a review of the procedures and methods used by Anadarko Petroleum Corporation (Anadarko) in preparing its estimates of proved reserves and future revenue for certain oil and gas properties, as of December 31, 2003. These reserve and future revenue estimates were prepared by Anadarko's internal technical staff.
    The opinions expressed herein are based on our involvement as a member of Anadarko's Reserve Review Team and our exposure to Anadarko's reserve estimating process. As a member of the Reserve Review Team, we met with Anadarko personnel and reviewed the geologic and engineering methodologies used as well as the resulting reserve estimates prepared by Anadarko for certain fields identified by designated screening criteria. In total, 10 separate reserve review meetings were conducted in Anadarko's offices in The Woodlands, Texas; Calgary, Alberta; and Uxbridge, England. The meetings ranged in duration from 2 to 7 hours each. The United States properties reviewed included the Vernon Field Area located in Louisiana; the Marco Polo/K2 Prospect and the major Hess Acquisition properties in the Gulf of Mexico; the Carthage Field Area, the Haley Field, and the Austin Chalk properties in Texas; and the Monell Unit and the Salt Creek Field in Wyoming. In Canada, the top 10 field areas and other significant properties were reviewed comprising approximately 80 percent of Anadarko's reserves in Canada. For Algeria, we received an overview of Anadarko's concession as well as a detailed technical review of the HBNS Field, the largest of the producing fields in Algeria. We also reviewed the key provisions of the services contract for the Oritupano-Leona Block in Venezuela. It is our understanding that the properties reviewed represent approximately 50 percent of the total proved reserves of Anadarko; and, that in the course of these meetings we reviewed approximately 70 percent of the 2003 projected reserve additions.
    The goal of this review was to verify that the reserve estimates were prepared in accordance with the guidelines and definitions of the Securities and Exchange Commission (SEC) using generally accepted engineering and evaluation principles; and to determine, for the properties reviewed, the reasonableness of Anadarko's methods, procedures, and estimates. The reviews focused on the reserve determination methodologies and the data used in preparing these estimates. The available data reviewed included, but were not limited to, seismic data, structure and isopach maps, well logs, production tests, material balance calculations, reservoir simulation models, reservoir pressures, individual well and field performance data, individual well and field projections, offset performance data, operating expenses, capital costs, and product prices.
    The reviews were sufficient to determine that the general methods and procedures used by Anadarko in the reserve estimation process are reasonable. In our opinion, the estimates for those properties reviewed appear reasonable and have been prepared in accordance with SEC guidelines and definitions using generally accepted petroleum engineering and evaluation principles.
    It should be understood that this is a review of procedures, methods, and certain internal estimates only and does not constitute a complete review, study, or audit of Anadarko's estimated proved reserves and future revenue. We did not consider Anadarko's probable or possible estimates in this procedural review. We made no verification of the accuracy and completeness of the information and data provided by Anadarko with respect to ownership interest, oil and gas production, well test data, reservoir pressures, oil and gas prices, and operating and development costs.
    Netherland, Sewell & Associates, Inc. is a firm of professionals dedicated to providing superior consulting service to the international petroleum industry. Our company has provided due diligence, technical support, and economic evaluations for private and government companies and financial institutions throughout the world. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists with respect to Anadarko Petroleum Corporation as provided in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by the Society of Petroleum Engineers. We do not own an interest in these properties and are not employed on a contingent basis.

    Very truly yours,

    //

    Frederic D. Sewell
    Chairman & CEO

    Netherland, Sewell & Associates, Inc.


    CONTACT: Anadarko Petroleum Corporation, Houston
             Media Contacts:
             Teresa Wong, 832-636-1203
             teresa_wong@anadarko.com
             or
             Lee Warren, 832-636-3321
             lee_warren@anadarko.com
             or
             Investor Contacts:
             David Larson, 832-636-3265
             david_larson@anadarko.com
             or
             Stewart Lawrence, 832-636-3326
             stewart_lawrence@anadarko.com